Exhibit (s)

Calculation of Filing Fees Tables

Form N-2

(Form Type)

Variant Alternative Lending Fund

(Exact Name of Registration as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Shares of Beneficial Interest	457(o)	-	-	$250,000,000	0.00014760	$36,900.00
Fees Previously Paid	-	-	-	-	-	$1,000,000	0.00014760	$147.60
	Total Offering Amount					$250,000,000		$36,900.00
	Total Fees to Be Paid							$36,752.40
	Total Fees Previously Paid							-
	Net Fee Due							$36,752.40

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933 solely for the purpose of determining the registration fee.